EXHIBIT 99.1

FOR IMMEDIATE RELEASE

99 Wood Avenue South, Suite 311

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos Corporation Reports 2006 Third Quarter Results

Iselin, NJ, November 6, 2006 - Pharmos Corporation (Nasdaq: PARS) today reported results for the third quarter ended September 30, 2006. The Company recorded a net loss of $4.2 million, or $0.22 per share, for the third quarter 2006, compared to a net loss of $3.3 million, or $0.17 per share, in the 2005 third quarter. Cash and short-term investments totaled $35.3 million at September 30, 2006.

The acquisition of Vela Pharmaceuticals Inc. (Vela) was a major focus during the quarter. The transaction, completed on October 25, 2006, expands Pharmos’ pipeline with later-stage clinical drug candidates including dextofisopam, a promising and innovative new drug that has demonstrated positive Phase 2a data for the treatment of diarrhea-predominant and alternating-type irritable bowel syndrome (IBS).

The increase in net loss for the third quarter is due primarily to a 27% increase in operating expenses to $4.7 million compared to $3.7 million in the 2005 third quarter. Operating expenses increased due primarily to a 57% increase in general and administrative expenses to $2.7 million compared to $1.7 million in the 2005 third quarter. The increase in general and administrative expenses is largely due to expenses of $0.8 million incurred for professional and other services in connection with a proxy contest and the Vela acquisition. Excluding the proxy contest and acquisition costs, general and administrative costs would have increased by $0.2 million due to increased business development activities. Gross research and development costs increased 7% to $2.3 million from $2.2 million in the third quarter of 2005 due to higher clinical trial costs in connection with the Phase 2a testing of cannabinor in pain indications and a Phase 1 trial with a topical NanoEmulsion drug delivery technology.

For the nine months ended September 30, 2006 (“year-to-date”), Pharmos recorded a net loss of $11.3 million, or $0.60 per share. For the same period in the prior year, the Company essentially broke even primarily due to the receipt in the 2005 first quarter of a $10.7 million non-recurring milestone payment from a former marketing partner. Total year-to-date operating expenses increased by $1.0 million to $12.8 million compared to the prior year same period. The increase in operating expenses is primarily due to year-to-date general and administrative costs of $7.0 million, a $1.8 million increase compared the same period in the prior year. The increase in general and administrative expenses is largely due to expenses of $2.2 million incurred for professional and other services in connection with a proxy contest and the Vela acquisition, and to severance costs, which were partially offset by reduced compensation costs of $0.9 million from workforce reduction compared with the same period in the prior year.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications including specific diseases of the nervous system such as disorders of the brain-gut axis (GI/IBS), pain/inflammation, and autoimmune disorders. The Company’s lead product, dextofisopam, has completed Phase 2a testing in IBS, a common GI disorder particularly prevalent in women, with positive effect on primary efficacy endpoint (n=141, p=0.033). The Company plans a Phase 2b study of dextofisopam for the treatment of IBS in 2007. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is undergoing Phase 2a testing in pain. Other compounds in Pharmos’ pipeline are in clinical and pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders.

Safe Harbor Statement

Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

Contacts
Pharmos U.S.	The Ruth Group, Inc.
S. Colin Neill, CFO	John Quirk (investors)
(732)452-9556	(646) 536-7029

Gale Smith	Janine McCargo (media)
(732) 452-9556	(646) 536 7033

Pharmos Israel
Irit Kopelov
011-972-8-940-9679

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PHARMOS CORPORATION

(Unaudited)

Condensed Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,

	2006	2005	2006	2005
Expenses
Research and development, gross	$2,338,392	$2,180,137	$6,587,480	$7,225,373
Grants	(415,203)	(284,185)	(1,083,464)	(1,015,640)
Research and development, net of grants	1,923,189	1,895,952	5,504,016	6,209,733
General and administrative	2,730,064	1,734,493	7,038,607	5,265,239
Depreciation and amortization	77,034	87,841	241,912	301,518
Total operating expenses	4,730,287	3,718,286	12,784,535	11,776,490

Loss from operations	(4,730,287)	(3,718,286)	(12,784,535)	(11,776,490)

Other income (expense)

Bausch & Lomb payment	—	—	—	10,725,688
Interest income	482,907	416,267	1,407,237	1,043,283
Interest expense	—	(2,219)	—	(165,591)
Change in value of warrants	7,051	11,562	28,779	254,246
Other (expense) income	(1,224)	0	5,904	(34,723)
Other income, net	488,734	425,610	1,441,920	11,822,903

Net income (loss)	($4,241,553)	($3,292,676)	($11,342,615)	$46,413

Net income (loss) per share
- basic	($0.22)	($0.17)	($0.60)	$0.00
- diluted	($0.22)	($0.17)	($0.60)	$0.00

Weighted average shares outstanding
- basic	19,062,945	18,974,338	19,054,413	18,974,120
- diluted	19,062,945	18,974,338	19,054,413	18,974,954

PHARMOS CORPORATION
(Unaudited)
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$9,122,377	$10,289,127
Short-term investments	26,209,172	35,748,343
Restricted cash	82,009	79,527
Research and development grants receivable	211,730	734,237
Prepaid expenses and other current assets	810,986	543,109
Total current assets	36,436,274	47,394,343

Advance to Vela	527,302	—
Capitalized merger costs	885,315	—
Fixed assets, net	647,297	742,860
Restricted cash	63,631	62,874
Severance pay funded	928,488	772,199
Other assets	18,496	18,496

Total assets	$39,506,803	$48,990,772

Liabilities and Shareholder’s Equity
Accounts payable	$493,529	$519,404
Accrued expenses	1,794,337	575,222
Warrant liability	10,101	38,880
Accrued wages and other compensation	958,656	1,497,781
Total current liabilities	3,256,623	2,631,287

Other liability	34,637	110,904
Severance pay	1,257,910	1,014,647
Total liabilities	4,549,170	3,756,838

Commitments and contingencies

Shareholder’s Equity
Preferred stock, $.03 par value, 1,250,000 shares authorized, none issued and outstanding	—	—

Common stock, $.03 par value; 60,000,000 shares authorized, 19,065,783 issued	571,973	571,973
Deferred compensation	—	(529,393)
Paid-in capital in excess of par	191,630,271	191,093,338
Accumulated deficit	(157,244,185)	(145,901,558)

Treasury stock, at cost, 2,838 shares	(426)	(426)
Total shareholders’ equity	34,957,633	45,233,934

Total liabilities and shareholders’ equity	$39,506,803	$48,990,772